Exhibit 99.1

RR DONNELLEY REPORTS FIRST-QUARTER 2007 RESULTS

Highlights:

•	First-Quarter 2007 GAAP net earnings from continuing operations of $138.9 million or $0.63 per diluted share vs. $114.2 million or $0.52 per diluted share in the first quarter of 2006

•	First-Quarter 2007 Non-GAAP net earnings from continuing operations of $145.9 million or $0.66 per diluted share vs. $124.4 million or $0.57 per diluted share in the first quarter of 2006

•	Reaffirms full-year, 2007 Non-GAAP net earnings per diluted share from continuing operations guidance of $2.70 to $2.75, but trending toward the high end of the range

•	Investor Meeting to be held in New York on Thursday, June 21, 2007

CHICAGO, May 1, 2007 — R.R. Donnelley & Sons Company (NYSE: RRD) today reported first-quarter 2007 net earnings from continuing operations of $138.9 million or $0.63 per diluted share on net sales of $2.8 billion compared to net earnings from continuing operations of $114.2 million or $0.52 per diluted share on net sales of $2.3 billion in the first quarter of 2006. The first-quarter net earnings from continuing operations included, in 2007, pre-tax charges for restructuring ($11.3 million) and impairment ($0.1 million) totaling $11.4 million and in 2006, pre-tax charges for restructuring ($16.2 million) and impairment ($0.4 million) totaling $16.6 million, substantially all associated with the reorganization of certain operations and the exiting of certain business operations. The company’s effective tax rate decreased to 32.8% in the first quarter of 2007 from 35.5% in the first quarter of 2006, primarily reflecting an increased benefit from the domestic manufacturing deduction and the benefit from a larger proportion of taxable income being generated in lower tax jurisdictions in 2007. The company recorded a loss from discontinued operations of $0.1 million in the first quarter of 2007 and $2.3 million in the first quarter of 2006. Including discontinued operations, net earnings were $138.8 million or $0.63 per diluted share in the first quarter of 2007 and $111.9 million or $0.51 per diluted share in the first quarter of 2006.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings from continuing operations totaled $145.9 million or $0.66 per diluted share in the first quarter of 2007 compared to $124.4 million or $0.57 per diluted share in the first quarter of 2006. Non-GAAP net earnings from continuing operations exclude restructuring and impairment charges in the first quarter of both 2007 and 2006. For non-GAAP comparison purposes, the effective tax rate decreased to 33.1% in the first quarter of 2007 from 35.8% in the first quarter of 2006, primarily reflecting an increased benefit from the domestic manufacturing deduction and the benefit from a larger proportion of taxable income being generated in lower tax jurisdictions in 2007. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

“We are pleased by the strong operating results in the first quarter,” said Tom Quinlan, RR Donnelley’s President and Chief Executive Officer. “Our integration of Banta Corporation and Perry Judd’s, both of which were acquired in the first quarter, has been seamless to customers and has begun to deliver the promised synergy benefits. As we began to manage the assets and workload from each legacy company as one RR Donnelley, we loaded our platform very efficiently in the quarter. Our Global Print Solutions segment continued to deliver strong results with good revenue growth and, while Banta and Perry Judd’s carried a lower operating margin pre-acquisition, solid integration efforts and strong performance in our legacy business began to close the margin gap. Our Global Services segment, led by our financial print offering, posted solid operating performance, improving profitability significantly from the fourth-quarter of 2006. Cash from continuing operations was strong in the seasonally lighter first quarter.”

Quinlan added, “We want to thank Mark Angelson for his guidance and leadership. Under his direction, the company made great progress over the past three years. Our leadership team and our exceptionally talented employees will continue to execute our proven strategy for serving customers with the broadest range of products and services, maintaining intense financial discipline, and striving to be the highest quality and lowest cost producer in each sector that we serve.”

Business Review (Continuing Operations)

The company reports its results in two reportable segments, 1) Global Print Solutions and 2) Global Services, and Corporate.

Summary

During the first quarter of 2007, we acquired Banta Corporation and Perry Judd’s, both of which had a lower operating margin historically. Our proven financial discipline and approach to achieving productivity increases already have had a positive margin impact in these operations, and we see opportunities for continued improvement.

Net sales in the quarter were $2.8 billion, up 23.2% from the first quarter of 2006. The increase was due to acquisitions as well as new customer wins and increased volume with existing customers and favorable foreign exchange comparisons, offset in part by continued price pressure. The gross margin rate decreased to 26.4% in the first quarter of 2007 from 26.7% in the first quarter of 2006 reflecting the inclusion of the historically lower-margin Banta and Perry Judd’s operations that more than offset the benefits from higher sales volume and our productivity efforts. SG&A expense as a percentage of net sales was 11.6% in the first quarter of both 2007 and 2006. Operating margin, which was negatively impacted by charges for impairment and restructuring totaling $11.4 million in the first quarter of 2007 and $16.6 million in the first quarter of 2006, was 9.3% in the first quarter of both 2007 and 2006.

Excluding charges for restructuring and impairment, non-GAAP operating income increased 18.1% to $269.9 million in the first quarter of 2007 compared to the first quarter of 2006. Non-GAAP operating margin in the first quarter of 2007 was 9.7% compared to 10.1% in the first quarter of 2006 reflecting the inclusion of the historically lower-margin Banta and Perry Judd’s operations that more than offset the benefits from higher sales volume and our productivity efforts. Reconciliations of GAAP operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

Segments

Net sales for the Global Print Solutions segment increased 32.8% to $1.8 billion from the first quarter of 2006 due to the Banta and Perry Judd’s acquisitions as well as sales increases in our international operations, short-run commercial print, book and logistics offerings and favorable foreign exchange comparisons. The segment’s operating margin, which was negatively impacted by restructuring charges of $4.3 million in the first quarter of 2007 and $5.2 million in the first quarter of 2006, decreased to 12.4% in the first quarter of 2007 from 12.9% in the first quarter of 2006. Excluding restructuring charges, the segment’s non-GAAP operating income increased 26.0% to $229.8 million. Non-GAAP operating margin in the first quarter of 2007 decreased to 12.6% from 13.3% in the first quarter of 2006 reflecting the inclusion of the historically lower-margin Banta and Perry Judd’s operations that more than offset the benefits of our productivity initiatives.

Net sales for the Global Services segment increased 8.5% to $970.8 million from the first quarter of 2006 due to the acquisitions of OfficeTiger in April, 2006 and Banta as well as sales growth in financial print and favorable foreign exchange comparisons, offset in part by lower sales of statement printing. The segment’s operating margin, which was negatively impacted by charges for restructuring and impairment totaling $3.0 million in the first quarter of 2007 and $5.4 million in the first quarter of 2006, decreased to 9.0% in the first quarter of 2007 from 9.3% in the first quarter of 2006. Non-GAAP operating margin decreased to 9.3% in the first quarter of 2007 from 9.9% in the first quarter of 2006. This decrease was due to continued price pressure and the performance of statement printing.

Corporate operating expenses increased to $54.3 million in the first quarter of 2007 from $48.4 million in the first quarter of 2006. Excluding restructuring charges of $4.1 million in the first quarter of 2007 and $6.0 million in the first quarter of 2006, corporate operating expenses increased $7.8 million to $50.2 million from the first quarter of the prior year reflecting the acquisitions of Banta and Perry Judd’s that more than offset the benefit of our productivity initiatives and a $5.8 million reversal of post-retirement expenses related to the voluntary retirement of Mark Angelson.

Outlook—2007 Full-Year Non-GAAP EPS from Continuing Operations

For the full year of 2007, RR Donnelley is projecting non-GAAP net earnings per diluted share from continuing operations to be in the range of $2.70 to $2.75, but trending toward the high end of the range. This guidance includes the impact of the previously announced acquisitions and assumes no shares repurchased under the authorization available to the company. The non-GAAP effective tax rate for 2007 is expected to be approximately 33.7%.

GAAP net earnings per diluted share from continuing operations in 2007 may include restructuring, impairment and integration charges, the resolution of certain tax items and other items that are not currently determinable, but may be significant. For that reason, the company is unable to provide full-year GAAP net earnings estimates at this time.

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

Investor Meeting to be held June 21, 2007 in New York City

An Investor Meeting will be held in New York City on Thursday, June 21, 2007 from 10:00 AM – 1:30 PM (Eastern Time). The company plans to provide an overview of its product and service offerings and discuss its business initiatives, financial outlook, and priorities for capital deployment. A management presentation will be followed by a question and answer session. This meeting will be webcast and details will be posted in advance on the company’s website, www.rrdonnelley.com.

Conference Call RR Donnelley will host a conference call and simultaneous webcast to discuss its first-quarter results today, Tuesday, May 1, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The live webcast will be accessible on RR Donnelley’s web site: http://www.rrdonnelley.com. Individuals wishing to participate can join the conference call by dialing 706.634.1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at 706.645.9291, passcode 5969650.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service provider of print and related services, including business process outsourcing. Founded more than 140 years ago, the company provides solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. For more information, visit the company’s web site at www.rrdonnelley.com.

Contact Information
Media:	Investors:
Doug Fitzgerald	Dan Leib
EVP, Marketing & Communications	SVP, Finance
312-326-7740	312-326-7710
doug.fitzgerald@rrd.com	dan.leib@rrd.com

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The company does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. The factors that could cause material differences in the expected results of RR Donnelley include, without limitation, the following: the successful execution and integration of acquisitions and the performance of the company’s businesses following acquisitions; the ability to implement comprehensive plans for the execution of cross-selling, cost containment, asset rationalization

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

and other key strategies; competitive pressures in all markets in which the company operates; factors that affect customer demand, including changes in postal rates and postal regulations, changes in the capital markets, changes in advertising markets, the rate of migration from paper-based forms to digital format, customers’ budgetary constraints and customers’ changes in short-range and long-range plans; shortages or changes in availability, or increases in costs of, key materials (such as ink, paper and fuel); and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC.

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

R. R. Donnelley & Sons Company

Consolidated Balance Sheets

As of March 31, 2007 and December 31, 2006

(UNAUDITED)

(In millions, except per share data)

	March 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$299.6	$211.4
Restricted cash equivalents	34.8	—
Receivables, less allowance for doubtful accounts	2,010.9	1,638.6
Inventories	626.0	501.8
Prepaid expenses and other current assets	89.5	70.4
Deferred income taxes	124.4	94.8

Total Current Assets	3,185.2	2,517.0

Property, plant and equipment - net	2,556.8	2,142.3
Goodwill	3,565.5	2,886.8
Other intangible assets - net	1,485.8	1,119.8
Prepaid pension cost	763.9	638.6
Other noncurrent assets	438.7	331.3

Total Assets	$11,995.9	$9,635.8

Liabilities
Current Liabilities
Accounts payable	918.7	749.1
Accrued liabilities	965.0	839.2
Short-term debt and current portion of long-term debt	348.5	23.5

Total Current Liabilities	2,232.2	1,611.8

Long-term debt	3,601.8	2,358.6
Postretirement benefit obligations	292.8	288.0
Deferred income taxes	860.0	604.1
Other noncurrent liabilities	730.1	645.4
Liabilities from discontinued operations	2.9	3.2

Total Liabilities	$7,719.8	$5,511.1

Shareholders’ Equity

Preferred stock, $1.00 par value	—	—
Authorized shares: 2.0; Issued: None

Common stock, $1.25 par value
Authorized shares: 500.0 Issued shares: 243.0 in 2007 and 2006	303.7	303.7

Additional paid-in capital	2,831.3	2,871.8

Retained earnings	1,669.0	1,615.0

Accumulated other comprehensive income	140.7	62.1
Treasury stock, at cost, 22.3 shares in 2007 (2006 - 24.2 shares)	(668.6)	(727.9)

Total Shareholders’ Equity	$4,276.1	$4,124.7

Total Liabilities and Shareholders’ Equity	$11,995.9	$9,635.8

As of January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”. Upon adoption, the Company recorded increases to other noncurrent liabilities, goodwill, and other noncurrent assets of $82.8 million, $27.6 million, and $1.4 million, respectively, and decreases to accrued liabilities and noncurrent deferred income tax liabilities of $15.1 million and $13.8 million, respectively. The net effect of these changes to assets and liabilities of $24.9 million was recorded as a cumulative effect adjustment to retained earnings.

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

R. R. Donnelley & Sons Company

Consolidated Statements of Operations

Three Months Ended March 31, 2007 and 2006

(In millions, except per share data)

(UNAUDITED)

	Three months ended March 31,
	2 0 0 7 GAAP	ADJUSTMENTS TO NON-GAAP	2 0 0 7 NON-GAAP	2 0 0 6	ADJUSTMENTS TO NON-GAAP	2 0 0 6 NON-GAAP
Net sales	$2,792.6	$—	$2,792.6	$2,266.9	$—	$2,266.9
Cost of sales (exclusive of depreciation and amortization shown below)	2,056.0	—	2,056.0	1,661.5	—	1,661.5
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	324.5	—	324.5	262.1	—	262.1
Restructuring and impairment charges - net	11.4	(11.4)	—	16.6	(16.6)	—
Depreciation and amortization	142.2	—	142.2	114.8	—	114.8

Total operating expenses	2,534.1	(11.4)	2,522.7	2,055.0	(16.6)	2,038.4
Income from continuing operations	258.5	11.4	269.9	211.9	16.6	228.5
Interest expense - net	53.4	—	53.4	34.8	—	34.8
Investment and other income (expense) - net	2.2	—	2.2	(0.8)	—	(0.8)
Earnings from continuing operations before income taxes and minority interest	207.3	11.4	218.7	176.3	16.6	192.9
Income tax expense	67.9	4.4	72.3	62.6	6.4	69.0
Minority interest	0.5	—	0.5	(0.5)	—	(0.5)
Net earnings from continuing operations	138.9	7.0	145.9	114.2	10.2	124.4
Income (loss) from discontinued operations - net of tax	(0.1)	0.1	—	(2.3)	2.3	—
Net earnings	$138.8	$7.1	$145.9	$111.9	$12.5	$124.4
Earnings per share:
Basic:
Net earnings from continuing operations	$0.64		$0.67	$0.53		$0.57
Loss from discontinued operations, net of tax	—		—	(0.01)		—

Net earnings	$0.64		$0.67	$0.52		$0.57

Diluted:
Net earnings from continuing operations	$0.63		$0.66	$0.52		$0.57
Loss from discontinued operations, net of tax	—		—	(0.01)		—

Net earnings	$0.63		$0.66	$0.51		$0.57

Weighted average common shares outstanding:
Basic	218.5		218.5	216.5		216.5
Diluted	220.5		220.5	217.8		217.8

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

R.R. Donnelley & Sons Company

Reconciliation of GAAP to Non-GAAP Measures

IN MILLIONS, EXCEPT PER SHARE AND MARGIN DATA

(UNAUDITED)

	Three months ended March 31, 2007				Three months ended March 31, 2006
	Income from continuing operations	Operating margin	Net earnings	Net earnings per diluted share	Income from continuing operations	Operating margin	Net earnings	Net earnings per diluted share
GAAP basis measures	$258.5	9.3%	$138.8	$0.63	$211.9	9.3%	$111.9	$0.51
Non-GAAP adjustments:
Restructuring and impairment charges, net (1)	11.4	0.4%	7.0	0.03	16.6	0.8%	10.2	0.05
Net loss from discontinued operations (2)	—	—	0.1	—	—	—	2.3	0.01

Total non-GAAP adjustments	11.4	0.4%	7.1	0.03	16.6	0.8%	12.5	0.06

Non-GAAP measures	$269.9	9.7%	$145.9	$0.66	$228.5	10.1%	$124.4	$0.57

(1)	Restructuring and impairment (pre-tax): Operating results for the three months ended March 31, 2007 and 2006, respectively, were affected by the following restructuring and impairment charges:

- $9.3 million and $13.5 million for employee termination costs, substantially all of which were associated with restructuring actions resulting from the reorganization of certain operations and the exiting of certain business activities; $2.0 million and $2.7 million of other restructuring costs, including lease termination and other facility closure costs; and $0.1 million and $0.4 million of impairment of other long-lived assets.

(2)	Net loss from discontinued operations: Net loss from discontinued operations included costs of $0.1 million and $2.3 million for the three months ended March 31, 2007 and 2006, respectively, which primarily reflect costs resulting from a subtenant bankruptcy related to a facility previously occupied by the Company’s package logistics business.

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the three months ended March 31, 2007 and 2006

$ IN MILLIONS

(UNAUDITED)

	Global Print Solutions	Global Services	Corporate	Consolidated
Three Months Ended March 31, 2007
Net Sales	$1,821.8	$970.8	$—	$2,792.6
Operating Expense	1,596.3	883.5	54.3	2,534.1

Operating Income (Loss)	225.5	87.3	(54.3)	258.5
Operating Margin %	12.4%	9.0%	nm	9.3%
Non-GAAP Adjustments
Restructuring charges	4.3	2.9	4.1	11.3
Impairment charges	—	0.1	—	0.1
Integration charges	—	—	—	—

Total Non-GAAP Adjustments	4.3	3.0	4.1	11.4
Operating income (loss) excluding restructuring, impairment and integration charges	$229.8	$90.3	$(50.2)	$269.9
Operating margin before restructuring, impairment and integration charges %	12.6%	9.3%	nm	9.7%
Depreciation and amortization	90.9	42.6	8.7	142.2
Capital expenditures	90.8	14.4	4.2	109.4

Three Months Ended March 31, 2006
Net Sales	$1,371.8	$895.1	$—	$2,266.9
Operating Expense	1,194.6	812.0	48.4	2,055.0

Operating Income (Loss)	177.2	83.1	(48.4)	211.9
Operating Margin %	12.9%	9.3%	nm	9.3%
Non-GAAP Adjustments
Restructuring charges	5.2	5.0	6.0	16.2
Impairment charges	—	0.4	—	0.4
Integration charges	—	—	—	—

Total Non-GAAP Adjustments	5.2	5.4	6.0	16.6
Operating income (loss) excluding restructuring, impairment and integration	$182.4	$88.5	$(42.4)	$228.5
Operating margin before restructuring, impairment and integration charges %	13.3%	9.9%	nm	10.1%
Depreciation and amortization	67.6	39.4	7.8	114.8
Capital expenditures	76.4	11.2	3.3	90.9

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2007 and 2006

IN MILLIONS

(UNAUDITED)

	2007	2006
Operating Activities
Net earnings	$138.8	$111.9
Net loss from discontinued operations	0.1	2.3
Adjustment to reconcile net earnings to cash provided by operating activities	153.6	142.0
Changes in operating assets and liabilities	(70.8)	(146.6)

Net cash provided by operating activities of continuing operations	221.7	109.6
Net cash used in operating activities of discontinued operations	(0.3)	(0.6)

Net cash provided by operating activities	221.4	109.0

Net cash used in investing activities of continuing operations	(1,654.9)	(90.1)
Net cash used in investing activities of discontinued operations	—	—

Net cash used in investing activities	(1,654.9)	(90.1)

Net cash provided by (used in) financing activities of continuing operations	1,519.2	(65.8)
Net cash used in financing activities of discontinued operations	—	—

Net cash provided by (used in) financing activities	1,519.2	(65.8)

Effect of exchange rate on cash and cash equivalents	2.5	0.9
Net increase (decrease) in cash and cash equivalents	88.2	(46.0)
Cash and cash equivalents at beginning of period	211.4	366.7

Cash and cash equivalents at end of period	$299.6	$320.7

RR DONNELLEY REPORTS FIRST QUARTER 2007 RESULTS

R.R. Donnelley & Sons Company

Revenue Reconciliation Reported to Pro Forma

For the three months ended March 31, 2007 and 2006

$ IN MILLIONS

(UNAUDITED)

	Reported net sales	Adjustment for net sales of acquired businesses	Pro forma net sales
Three Months Ended March 31, 2007
Global Print Solutions	$1,821.8	$48.6	$1,870.4
Global Services	970.8	1.5	972.3

Consolidated	$2,792.6	$50.1	$2,842.7

Three Months Ended March 31, 2006
Global Print Solutions	$1,371.8	$434.7	$1,806.5
Global Services	895.1	43.4	938.5

Consolidated	$2,266.9	$478.1	$2,745.0

Net sales change
Global Print Solutions	32.8%		3.5%
Global Services	8.5%		3.6%
Consolidated	23.2%		3.6%

The reported results of the company include the results of acquired businesses from the acquisition date forward. The company has provided this schedule to reconcile reported net sales for the three months ended March 31, 2007 and 2006 to pro forma net sales as if the acquisitions took place at the beginning of the respective periods.

For the three months ended March 31, 2007, the adjustment for net sales of acquired businesses reflects the net sales of Banta Corporation (acquired January 9, 2007) and Perry Judd’s Holdings Incorporated (acquired January 24, 2007).

For the three months ended March 31, 2006 the adjustment for net sales of acquired businesses reflects the net sales of OfficeTiger Holdings, Inc. (acquired April 27, 2006), Banta Corporation (acquired January 9, 2007) and Perry Judd’s Holdings Incorporated (acquired January 24, 2007).